Allianz Life Insurance Company of North America                   [Allianz Logo]


Andrew Minten
Actuary
Corporate Actuarial

5701 Golden Hills Drive
Minneapolis, MN  55416-1297

Telephone: 763/765 7899

October 31, 2001


The Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416




                               CONSENT OF ACTUARY


     I hereby consent to the inclusion of the Illustrations of Policy Values contained in the Appendix in a Registration Statement Form S-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown for the male, non-smoker risk classification.

Sincerely,



/s/ANDREW MINTEN
------------------
   Andrew Minten